Exhibit 99.1
September 3, 2025
Carlisle Companies Authorizes Repurchase of an Additional 7.5 Million Shares
SCOTTSDALE, ARIZONA, September 3, 2025 – The Board of Directors of Carlisle Companies Incorporated (NYSE:CSL) today approved a new share repurchase program authorizing management to buy back up to an additional 7.5 million shares of the Company’s common stock over an indefinite period of time or until terminated by the Board. These shares will be purchased at management’s direction from time to time in the open market at prevailing market prices, in privately negotiated transactions, or through block trades. This authorization is in addition to the approximately 1.2 million shares remaining as of August 31, 2025 under the existing share repurchase authorization announced in August 2023.
About Carlisle Companies Incorporated
Carlisle Companies Incorporated is a leading supplier of innovative building envelope products and solutions for more energy efficient buildings. Through its building products businesses – Carlisle Construction Materials ("CCM") and Carlisle Weatherproofing Technologies ("CWT") – and family of leading brands, Carlisle delivers innovative, labor- reducing and environmentally responsible products and solutions to customers through the Carlisle Experience. Carlisle is committed to generating superior shareholder returns and maintaining a balanced capital deployment approach, including investments in our businesses, strategic acquisitions, share repurchases and continued dividend increases. Leveraging its culture of continuous improvement as embodied in the Carlisle Operating System ("COS"), Carlisle has committed to achieving net-zero greenhouse gas emissions by 2050.

Contact	Mehul Patel
Vice President, Investor Relations
(310) 592-9668
mpatel@carlisle.com